Putnam Prime Money Market Fund September 30, 2005 Annual Report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended September 30, 2005, Putnam Management
has assumed $2,772 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72U The figure entered in response to this question is the amortization of offering costs expense for the period. The offering costs have been fully amortized over a 12 month period as of September 30, 2005 in accordance with Statement of Position
98-5, Reporting on the Costs of Start Up Activities.

77DD1		Class I	35
		Class S	0
		Class A	0

77DD2		Class R	0
		Class P	80,675

73A1		Class I	0.025806
		Class S	0.024798
		Class A	0.023319

73A2		Class R	0.020856
		Class P	0.025807

74U1		Class I	1
		Class S	1
		Class A	1

74U2		Class R	1
		Class P	2,430,200

74V1		Class I	1.0000
		Class S	1.0000
		Class A	1.0000

74V2		Class R	1.0000
		Class P	1.0000

85B 	While no claims with respect to the Registrant/Series were
filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.